Exhibit (a)(1)(D)

Offer to Purchase for Cash
by
NAUTILUS MARINE ACQUISITION CORP.
of
Up to 4,137,300 of its Common Shares
at a Purchase Price of $10.10 Per Share
In Connection with its Consummation of a Proposed Business Transaction

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M.,
NEW YORK CITY TIME, ON MONDAY, JANUARY 7, 2013, UNLESS THE OFFER IS EXTENDED.

You are urged to review carefully the Offer to Purchase to determine if you support Nautilus Marine Acquisition Corp.’s proposed acquisition of Assetplus Limited (the “Acquisition”). If you support Nautilus’s proposed acquisition, do not tender your Common Shares in this Offer.

December 7, 2012

To Our Clients:

Enclosed for your consideration are the Offer to Purchase dated December 7, 2012 (the “Offer to Purchase”) and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the offer by Nautilus Marine Acquisition Corp., a Marshall Islands corporation (“Nautilus” or the “Company”), to purchase up to 4,137,300 of its common stock, par value $0.0001 per share (the “Common Shares”), at a purchase price of $10.10 per share, net to the seller in cash, without interest (the “Purchase Price”), for a total Purchase Price of up to $41,786,730, upon the terms and subject to the conditions of the Offer.

Upon the terms and subject to the terms and conditions of the Offer, Common Shares validly tendered and not properly withdrawn will be purchased at the Purchase Price, without interest and less any applicable withholding or other tax. See “The Offer — Conditions of the Offer” in the Offer to Purchase. If the Company terminates the Offer, it will NOT: (i) purchase any Common Shares pursuant to the Offer or (ii) consummate the Acquisition (as defined in the Offer to Purchase) in accordance with the terms of the Share Purchase Agreement (as defined in the Offer to Purchase), and it will promptly return all Common Shares delivered pursuant to the Offer upon expiration or termination of the Offer.

Consistent with a condition of the Offer, the Company may need to extend the Offer depending on the timing and process of the Securities and Exchange Commission’s (“SEC”) staff review of the Offer to Purchase and related materials. Common Shares not purchased will be returned to the tendering shareholders at the Company’s expense promptly after the expiration of the Offer. See “The Offer — Number of Common Shares; Share Purchase Price; No Proration” and “— Procedures for Tendering Shares” in the Offer to Purchase.

We are the owner of record of Common Shares held for your account. As such, we are the only ones who can tender your Common Shares, and then only pursuant to your instructions.

Please instruct us as to whether you wish us to tender any or all of the Common Shares we hold for your account on the terms and subject to the conditions of the Offer.

Please note the following:

•	The Offer is for a maximum of 4,137,300 Common Shares of the Company.

•	The Offer is for a maximum aggregate Purchase Price of $41,786,730.

•	You may tender your Common Shares at a Purchase Price of $10.10 per share net to the seller in cash, as indicated in the attached Instruction Form, without interest and less any applicable withholding taxes.

•	The Offer is not conditioned on any minimum or maximum number of Common Shares being tendered by shareholders. The Offer is, however, subject to the Acquisition Condition (as such terms are defined in the Offer to Purchase) and certain other conditions described in “The Offer — Conditions of the Offer” in the Offer to Purchase.

•	The Offer will expire at 11:59 p.m., New York City time, on Monday, January 7, 2013, unless the Company extends the Offer, which may depend on the timing and process of SEC review of the Offer to Purchase.

•	You may withdraw your tendered securities at any time prior to at 11:59 p.m., New York City time, on Monday, January 7, 2013, unless the Company extends the Offer.

•	Tendering shareholders who are registered shareholders or who tender their Common Shares directly to American Stock Transfer & Trust Company, LLC will not be obligated to pay any brokerage commissions or fees to the Company or solicitation fees under the Offer.

•	You may not tender your Units comprised of Common Shares and Warrants. If you desire to tender the Common Shares included in such Units, you must separate the Common Shares and Warrants prior to tendering the Common Shares.

If you wish to have us tender any or all of your Common Shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. If you authorize us to tender your Common Shares, we will tender all your Common Shares unless you specify otherwise on the attached Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the Expiration Date. Please note that the Offer and withdrawal rights will expire at 11:59 p.m., New York City time, on Monday, January 7, 2013, unless the Offer is extended.

The Offer is being made solely pursuant to the Offer to Purchase and the Letter of Transmittal and is being made to all record holders of Common Shares of the Company. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Common Shares residing in any U.S. state in which the making of the Offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such U.S. state.

The Company’s Offer to Purchase states that it is the intention of the Company to consummate its contemplated business transaction through its acquisition of Assetplus Limited, a Cyprus company (“Assetplus”). As a result of such transaction, Nautilus will acquire 100% of the issued and outstanding equity shares of Assetplus, and Assetplus will become a wholly owned subsidiary of Nautilus (the “Acquisition”). The Company’s board of directors has unanimously (i) approved making the Offer, (ii) declared the advisability of the Acquisition and approved the Share Purchase Agreement and the other transactions contemplated by the Share Purchase Agreement, and (iii) determined that the Acquisition is in the best interests of the Company’s shareholders and, if consummated, would constitute its initial business transaction pursuant to its Articles of Incorporation. If you tender your Common Shares in the Offer, you will not be participating in the Acquisition because you will no longer hold such Common Shares in Nautilus, which will be the public holding company for the operations of Assetplus and its subsidiaries following the consummation of the Acquisition. Therefore, the Company’s board of directors unanimously recommends that you DO NOT accept the Offer with respect to your Common Shares. However, shareholders must make their own decision as to whether to tender their Common Shares and, if so, how many Common Shares to tender. In doing so, shareholders should read carefully the information in the Offer to Purchase and in the Letter of Transmittal, including the Company’s reasons for making the Offer. See “The Transaction—Background of the Transaction” and “The Offer — Purpose of the Offer; Certain Effects of the Offer” in the Offer to Purchase. The members of the Company’s board of directors will directly benefit from the Acquisition and have interests in the Transaction that may be different from, or in addition to, the interests of the Company’s shareholders. See “The Transaction — Certain Benefits of Nautilus’s Directors and Officers and Others in the Transaction” in the Offer to Purchase. Shareholders should discuss whether to tender their Common Shares with us or their other financial or tax advisors.

INSTRUCTION FORM WITH RESPECT TO
Offer to Purchase for Cash dated December 7, 2012 by
NAUTILUS MARINE ACQUISITION CORP.
of
Up to 4,137,300 of its Common Stock
at a Purchase Price of $10.10 Per Share

In Connection with its Consummation of a Proposed Business Transaction

You are urged to review carefully the Offer to Purchase to determine if you support Nautilus Marine Acquisition Corp.’s proposed acquisition of Assetplus Limited.
If you support its proposed acquisition, do not tender your Common Shares in this Offer.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated December 7, 2012 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the offer by Nautilus Marine Acquisition Corp., a Marshall Islands corporation (“the “Company”), to purchase up to 4,137,300 of its common stock, par value $0.0001 per share (the “Common Shares”), at a purchase price of $10.10 per share, net to the seller in cash, without interest (the “Purchase Price”), for a total Purchase Price of up to $41,786,730, upon the terms and subject to the conditions of the Offer. See “The Offer — Conditions of the Offer” in the Offer to Purchase. The Offer is not conditioned on any minimum or maximum number of Common Shares being tendered by shareholders. The Company may amend, terminate or extend the Offer. If the Company terminates the Offer, it will NOT: (i) purchase any Common Shares pursuant to the Offer or (ii) consummate the Acquisition in accordance with the terms of the Share Purchase Agreement (as defined in the Offer to Purchase), and the Company will promptly return all Common Shares delivered pursuant to the Offer upon expiration or termination of the Offer.

The undersigned hereby instruct(s) you to tender to the Company the number of Common Shares indicated below or, if no number is indicated, all Common Shares you hold for the account of the undersigned, on the terms and subject to the conditions of the Offer.

Number of Common Shares to be tendered by you for the account of the undersigned:

_________________  Common Shares*

*	Unless otherwise indicated, it will be assumed that all Common Shares held by us for your account are to be tendered.

☐	The tendered Common Shares represent all Common Shares held by the undersigned.

The method of delivery of this document is at the election and risk of the tendering shareholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Signatures(s):

Name(s)

(Please Print)

Taxpayer Identification or Social Security Number:

Address(es):

Area Code/Phone Number:

Date: _________________________